Exhibit 10.4

2009 IRIDIUM COMMUNICATIONS INC.

STOCK INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of [—], 20[—] (the “Date of Grant”), is made by and between Iridium Communications Inc., a Delaware corporation (the “Company”), and [—] (“Participant”).

WHEREAS, the Company has adopted the 2009 Iridium Communications Inc. Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement;

WHEREAS, the Plan provides for the grant of Other Stock-Based Awards which may include restricted stock units (“Restricted Stock Units”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to grant the award of Restricted Stock Units provided for herein to Participant, on the terms and conditions described in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of Restricted Stock Units.

(a) Grant. The Company hereby grants to the Participant a total of [—] Restricted Stock Units on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Such Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”). On any given date, the value of each Restricted Stock Unit credited to the Account shall equal the Fair Market Value of one Share. The Restricted Stock Units shall vest and settle in accordance with Section 2 hereof.

(b) Incorporation by Reference, etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Participant and Participant’s legal representative in respect of any questions arising under the Plan or this Agreement. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or any Award granted thereunder.

2. Terms and Conditions.

(a) Vesting. Subject to Participant’s continuous Employment with the Company or its Affiliates on each vesting date, the Restricted Stock Units granted pursuant to Section 1 above shall vest (and thereby become non-forfeitable) with respect to 25% of the Restricted Stock Units on the last day of each calendar quarter that occurs following the Date of Grant, such that the Restricted Stock Units will be fully vested on the last day of the calendar year in which the Date of Grant occurs.

(b) Settlement. Upon the “Settlement Date” (as defined below), each vested Restricted Stock Unit credited to the Account will be settled (and, upon such settlement, shall cease to be credited to the Account) by the Company (i) issuing to the Participant one Share for each whole Restricted Stock Unit credited to the Account and making a cash payment to the Participant equal to the Fair Market Value of any fractional Restricted Stock Units credited to the Account and (ii) with respect to the Shares so issued, entering the Participant’s name as a stockholder of record on the books of the Company. For purposes of this Agreement, “Settlement Date” shall mean the earlier of (x) the first business day that occurs more than six months following the date on which Participant experiences a “separation from service” (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) from the Company and (y) a Change in Control that constitutes a “change in control event” (within the meaning of Section 409A of the Code and the regulations promulgated thereunder).

(c) Restrictions. The Restricted Stock Units granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of decent and distribution) and may not be subject to lien, garnishment, attachment or other legal process. Participant acknowledges and agrees that, with respect to the Restricted Stock Units credited to the Account, Participant has no voting rights with respect to the Company unless and until such Restricted Stock Units are settled in Shares pursuant to Section 2(b) hereof.

(d) Effect of Termination of Employment.

(i) Except as otherwise provided in subsections (ii) and (iii) of this Section 2(d), if Participant’s Employment with the Company terminates for any reason, any unvested Restricted Stock Units credited to the Account shall be forfeited without further consideration to Participant.

(ii) In the event of a termination of Participant’s Employment due to Participant’s death or Disability, any unvested Restricted Stock Units will automatically vest on the date of such termination. For purposes of this Agreement, “Disability” shall mean Participant’s “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

(iii) In the event of a termination of Participant’s Employment by the Company without Cause, that number of Restricted Stock Units that would have vested if Participant’s Employment had continued through the next applicable vesting date shall automatically vest on the date of such termination. For purposes of this Agreement, “Cause” shall mean the Company’s termination of Participant’s Employment due to Participant’s: (i) conviction for, or plea of guilty or no contest to, any felony or a lesser crime involving moral turpitude; or (ii) commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty against the Company or any Affiliate.

(e) Dividends. If on any date the Company pays any dividend with respect to its Shares (the “Payment Date”), then the number of Restricted Stock Units credited to the Account shall on the Payment Date be increased by that number of Restricted Stock Units equal to: (i) the product of (A) the number of Restricted Stock Units in the Account as of the Payment Date and (B) the per Share cash amount of such dividend (or, in the case of a dividend payable in Shares or in property other than cash, the per share equivalent cash value of such dividend, as determined in good faith by the Board), divided by (ii) the Fair Market Value of a Share on the Payment Date. Each additional Restricted Stock Unit, or fraction thereof, credited to the Account in accordance with this Section 2(e) shall vest and be settled at the same time as the original Restricted Stock Units to which they are attributable.

(f) Tax Withholding. Upon the settlement of the Restricted Stock Units in accordance with Section 2(b) hereof, Participant will recognize taxable income in respect of the Restricted Stock Units and the Company may also be required to withhold taxes due with respect to that ordinary income.

(g) Rights as a Stockholder. Upon and following the Settlement Date, Participant shall be the record owner of the Shares issued upon the Settlement Date unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a holder of Shares, including, without limitation, voting rights, if any, with respect to such Shares. Prior to the Settlement Date, Participant shall not be deemed for any purpose to be the owner of the Shares underlying the Restricted Stock Units.

3. Miscellaneous.

(a) General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

(b) Adjustments. The Restricted Stock Units shall be subject to adjustment in accordance with Section 9 of the Plan.

(c) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Board. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

if to the Company:

Iridium Communications Inc.

6707 Democracy Blvd., Suite 300

Bethesda, MD 20817

Facsimile: [—]

Attention: Secretary

if to Participant:

To the last known address contained in the Company’s records.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, certified or registered mail, return receipt requested, if mailed; and when receipt is mechanically acknowledged, if by facsimile.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f) No Rights to Employment or Additional Awards. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever. Neither Participant nor any other Person shall have any claim to be granted any additional Award and there is no obligation under the Plan for uniformity of treatment of holders or beneficiaries of Awards. The terms and conditions of the Restricted Stock Units granted hereunder or any other Award granted under the Plan (or otherwise) and the Board’s determinations and interpretations with respect thereto and/or with respect to Participant and any recipient of an Award under the Plan need not be the same (whether or not Participant and any such other recipient are similarly situated).

(g) Beneficiary. Participant may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives Participant, Participant’s estate shall be deemed to be Participant’s beneficiary.

(h) Successors and Assigns. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.

(i) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(j) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(k) Bound by Plan. By signing this Agreement, Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(l) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(m) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(n) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(o) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Iridium Communications Inc.

By:
Title:

Participant

Name: